Exhibit 23.3
Consent of Independent Auditor
We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-214351) pertaining to the 2012 Employee Stock Purchase Plan, 2011 Incentive Plan, 2010 Stock Plan, and 2008 Stock Option Plan of Groupon, Inc. and (2) the Registration Statement (Form S-3 ASR No. 333-202060) of Groupon, Inc. of our report dated March 30, 2016, with respect to the consolidated financial statements of Monster Holdings LP as of December 31, 2015 and for the period from May 27, 2015 through December 31, 2015 included in its Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young Han Young
Seoul, Republic of Korea
February 14, 2018